Exhibit 10.2

PROMISSORY NOTE

$52,115,000.00	New York, New York
May 2, 2007

FOR VALUE RECEIVED, BEHRINGER HARVARD SANTA CLARA LP, a Delaware limited partnership (the “Maker”), promises to pay to the order of CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation (the “Payee”), at its principal place of business at 388 Greenwich Street, Floor 11, New York, New York 10013, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of FIFTY-TWO MILLION ONE HUNDRED FIFTEEN THOUSAND  AND 00/100 DOLLARS ($52,115,000.00), in lawful money of the United States of America with interest thereon to be computed from the date of this Note to an including the date this Note is paid in full at the rate of 7.07% per annum (the “Applicable Interest Rate”).  The Debt (hereinafter defined) shall be paid on June 15, 2007 (the “Maturity Date”). Interest on the principal sum of the Note shall be calculated on the basis of a three hundred sixty (360) day year and paid on the actual number of days elapsed.

The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under this Note (all such sums hereinafter collectively referred to as the “Debt”) shall without notice become immediately due and payable at the option of Payee on the happening of any default hereunder or the breach of any covenant contained herein or any default under that certain letter from Borrower to Lender dated May 2, 2007 (the “Fee Letter”) or if any representation or warranty made herein is not true and correct or if the principal balance of this Note or any other sums due hereunder are not paid on the Maturity Date (hereinafter collectively an “Event of Default”).  In the event that it should become necessary to employ counsel to collect the Debt, Maker also agrees to pay reasonable attorney’s fees for the services of such counsel whether or not suit is brought.

Maker shall pay the outstanding principal balance of the Note together with all accrued interest and all other outstanding amounts then due and unpaid under this Note on the Maturity Date.

Maker may, at its option, repay the Debt in whole at any time prior to the Maturity Date without penalty or fee, except as set forth in the Fee Letter.

On the date hereof, Maker shall deposit with Payee the sum of $460,566.31 (the “Interest Reserve”) as additional collateral for the Loan.  On the Maturity Date, Payee shall apply the Interest Reserve first to all interest on the Debt which has accrued at the Applicable Interest Rate, second to all other outstanding amounts then due and unpaid under this Note, and finally to the outstanding principal balance of this Note.

Maker does hereby agree that upon the occurrence of an Event of Default or upon the failure of Maker to pay the Debt in full on the Maturity Date, Payee shall be entitled to receive and Maker shall pay interest on the entire unpaid principal sum at the rate of 12.07% per annum or at the maximum rate of interest which Maker may by law pay, whichever is lower, to be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt.  This charge shall be added to the Debt.  This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators.

This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Payee to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment.  No extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other who may become liable for the payment of all or any part of the Debt, under this Note.

Maker represents and warrants that:

(a)           Authority.  Maker has the full power and authority to execute and deliver this Note and to perform its obligations hereunder.  If Maker is not an individual: (i) Maker is duly organized, validly existing and in good standing under the laws of the state of its formation, and (ii) the execution, delivery and performance of this Note by Maker has been duly and validly authorized and the person(s) signing this Note on Maker’s behalf has been validly authorized and directed to sign this Note.

(b)           Valid and Binding Obligation.  This Note constitutes Maker’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited under applicable bankruptcy and insolvency laws and similar laws affecting creditors’ rights generally and to general principles of equity.

(c)           No Conflict with Other Agreement.  Maker’s execution, delivery and performance of this Note will not (i) violate Maker’s organizational documents if Maker is not an individual, (ii) result in the breach of, or conflict with, or result in the acceleration of, any obligation under any guaranty, indenture, credit facility or other instrument to which Maker or any of its assets may be subject, or (iii) violate any order, judgment or decree to which Maker or any of its assets is subject.

(d)           No Pending Litigation.  No action, suit, proceeding or investigation currently is pending or, to the best of Maker’s knowledge, threatened against Maker which, either in any one instance or in the aggregate, may have a material, adverse effect on Maker’s ability to perform its obligations under this Note.

(e)           Bankruptcy.  Maker is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Maker’s assets, and the Maker has no knowledge of any person contemplating the filing of any such petition against Maker.

(f)            Solvency.  After giving effect to this Note, Maker shall be solvent.

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Maker under this Note and the Fee Letter, Maker hereby covenants and agrees with Payee that:

(a)           No Property Encumbrance.  Maker shall not, whether voluntarily or involuntarily, sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest in that certain property known as the Hitachi Data Center, 700 Central Expressway, 750 Central Expressway an 800 Central Expressway, Santa Clara California (the “Property”).

(b)           No Transfers.  Maker shall not, and shall not permit, the voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest in Maker.

Maker shall not make or pay or agree to become or remain liable for any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) (A) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests, or (B) on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests until the Debt has been repaid in full.

Upon the occurrence and during the continuance of an Event of Default and at any time and from time to time thereafter during the continuance of such Event of Default, in addition to any other rights or remedies available to it pursuant to this Note or at law or in equity, Payee may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower; including declaring the Debt to be immediately due and payable (including unpaid interest), without notice or demand; and Maker hereby expressly waives any such notice or demand, anything contained herein or in the Fee Letter to the contrary notwithstanding.

Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Payee against Maker under the Note or the Fee Letter or at law or in equity may be exercised by Payee at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Payee shall have commenced any action for the enforcement of its rights and remedies under this Note or the Fee Letter.  Any such actions taken by Payee shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Payee may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Payee permitted by law, equity or contract or as set forth in the Loan Documents.

All sums due under this Note shall be fully recourse to Borrower.

This Note shall be governed and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

IN WITNESS WHEREOF, Maker has duly executed this Note the day and year first above written.

BEHRINGER HARVARD SANTA CLARA LP, a Delaware limited partnership

By:	BEHRINGER HARVARD SANTA CLARA GP, LLC, a Delaware limited liability company, its general partner

	By:		/s/ Gerald J. Reihsen, III
		Name:	Gerald J. Reihsen, III
		Title:	Executive Vice President